Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

GreenHunter Resources, Inc.

Grapevine, Texas

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-198051) and Form S-8 (No. 333-202911) of GreenHunter Resources, Inc. of our report dated April 15, 2015, relating to the consolidated financial statements, which appear in this Form 10-K.

/s/ BDO USA, LLP

BDO USA, LLP

Dallas, Texas

April 15, 2015